Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces Terms of Fourth Amendment to Credit Agreement with KeyBank National Association

Virginia Beach, VA –October 12, 2017 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today announced that on October 6, 2017 the Company entered into a Fourth Amendment to its Credit Agreement with KeyBank National Association(“KeyBank”). The amendment allows for a sixty day extension to return the total commitment on the revolving credit line to $50 million by December 6, 2017.

Jon Wheeler, Chairman and CEO, stated; “Our relationship with KeyBank dates back to our IPO in November of 2012 and they continue to be a great partner, growing with and supporting us over the last five years. As a show of strength of our partnership in April 2016, KeyBank temporarily increased our revolving credit line by $25 million to $75 million to help fund the $115 million of real estate acquisitions in the fourth quarter of 2016. We are well into the process of refinancing select assets off the line in order to bring the KeyBank balance below $50 million by December 6, 2017. Further, we expect to have a backfill in place for the BI-LO closure at our Shoppes at Myrtle Park asset by December.”

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us

Forward Looking Statement

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding: (i) its ability to decrease the total commitment on the KeyBank revolving credit line to a level below to $50 million by December 6, 2017 in order to comply with its terms; and (ii) the Company’s ability to backfill the anchor space at Shoppes at Myrtle Park by December 2017 are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward‐looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:

Wheeler Real Estate Investment Trust, Inc.
Wilkes Graham
Chief Financial Officer
(757) 627-9088
Wilkes@whlr.us

Laura Nguyen
Director of Investor Relations
(757) 627-9088
Laura@whlr.us